Exhibit 99.1
News Release

Alexander Navab and Brian T. Shea Join FIS Board of Directors

Key Facts

•	Alexander Navab, former head of the Americas Private Equity business of Kohlberg Kravis & Roberts & Co. (“KKR”), has joined FIS’ Board of Directors.

•	Brian T. Shea, former Vice Chairman and Chief Executive Officer of Investment Services of The Bank of New York Mellon Corporation (“BNY Mellon”), has joined FIS’ Board of Directors.

JACKSONVILLE Fla., June 14, 2018 - FIS™ (NYSE:FIS), a global leader in financial services technology, today announced that Alexander Navab and Brian T. Shea have joined the company’s Board of Directors.

Mr. Navab began his career in financial services and investment management with KKR in 1993, where he served as the co-head of the Americas Private Equity business from 2008 until 2014 and then as head of that business from 2014 until his departure in September 2017. While at KKR, Mr. Navab was a member of the firm’s Management Committee, Chair of the Americas Private Equity Investment Committee and Chair of the Americas Portfolio Management Committee. Mr. Navab has extensive experience in global enterprise operations, long-term investing, mergers, acquisitions and corporate finance, as well as strategic development and long-term value creation through his oversight of KKR’s private equity portfolio companies in the Americas, which included over forty companies in different industries.

Mr. Navab currently serves as a member of the Council on Foreign Relations, the Board of Trustees at New York-Presbyterian Hospital, the Columbia University Board of Trustees, and other not-for-profit boards.

Mr. Shea began his career with Pershing, LLC in 1983, which was acquired by the Bank of New York, now known as The Bank of New York Mellon Corporation (“BNY Mellon”), in 2003. Mr. Shea most recently served as Vice Chairman and Chief Executive Officer of Investment Services for BNY Mellon from 2014 until his departure in December 2017. Mr. Shea also oversaw Global Enterprise Operations and Technology and was a member of the BNY Mellon Executive Committee. Prior to his role as CEO of Investment Services, Mr. Shea was the Chairman and Chief Executive Officer of Pershing, LLC, a BNY Mellon company. Mr. Shea has extensive experience in global enterprise operations, financial technology, financial regulations, corporate development and corporate governance.

Mr. Shea currently serves as a member of the Board of Directors of Wisdom Tree Investments, Inc., RBB Fund, Inc., the Board of Trustees of St. John’s University, Catholic Charities - Archdiocese of New York and other not-for-profit boards. Mr. Shea previously served as a member of the Board of Directors of the Depository Trust & Clearing Corporation and the Insured Retirement Institute and was a member of the Board of Governors of the National Association of Securities Dealers (NASD, currently the Financial Industry Regulatory Authority, Inc.).

“Alex and Brian are recognized industry leaders with highly distinguished careers who will bring vast and deep expertise to the Board,” said Gary Norcross, Chairman and Chief Executive Officer of FIS. “Alex brings incredible long-term investment and M&A experience with a proven track record of leadership, strategic development and long-term value creation for KKR’s investors, as well as employees, customers and other stakeholders of KKR’s portfolio companies, while Brian brings tremendous banking technology and global operational experience to our Board. FIS is extremely fortunate to have such talented individuals joining our Board. We look forward to working with Alex and Brian and benefitting from their experience and expertise as we continue to empower the financial world.”

About FIS

FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 52,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

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For More Information

Ellyn Raftery, 904.438.6083	Peter Gunnlaugsson, 904.438.6603
Chief Marketing Officer	Senior Vice President
FIS Global Marketing and Corporate Communications	FIS Investor Relations
ellyn.raftery@fisglobal.com	pete.gunnlaugsson@fisglobal.com